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                                                                       EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT dated as of February 10, 2002 by and among JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), Toymax International, Inc., a Delaware corporation ("Toymax"), and the shareholders of Toymax listed on Schedule I (the "Shareholders").


                              W I T N E S S E T H:

         WHEREAS, JAKKS desires to acquire Toymax; and

         WHEREAS, the parties hereto intend that such acquisition be effected in two stages, in the first of which JAKKS shall purchase all of the outstanding capital stock of Toymax owned by the Shareholders, and, in the second of which a subsidiary of JAKKS will merge with and into Toymax, and the stockholders of Toymax other than JAKKS will receive merger consideration consisting of cash and securities of JAKKS, so that JAKKS will become the sole stockholder of Toymax, all on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Certain Definitions.

         In addition to other capitalized terms defined elsewhere herein, the following capitalized terms are used herein as follows:

         1.1 "Acquisition" means the purchase of the Shares and the related transactions contemplated by the Acquisition Agreements.

         1.2 "Acquisition Agreement" means any of this Agreement and each agreement to be executed and delivered at the Closing pursuant to this Agreement, including without limitation the Registration Rights Agreement, the Employment Agreements and the Employment Termination Agreements.

         1.3 "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.

         1.4 "Agreement" means this Stock Purchase Agreement, as amended or supplemented.

         1.5 "Amendments" means the Termination and Replacement of Manufacturing Agreement among Toymax, Tai Nam and certain other parties, substantially in the form of Exhibit A, and the Termination of Agency Agreements among Toymax, Tai Nam and certain other parties, as amended or
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supplemented to date, substantially in the form of Exhibit B.

         1.6 "Assets" means the assets of Toymax and the Subsidiaries, other than any Assets of Candy Planet, Co. (a division of Toymax, Inc.) and Monogram International, Inc.

         1.7 "Business" means the business operated by Toymax and the Subsidiaries, which consists of creating, designing and marketing innovative and technologically advanced toys and leisure products, but excluding any business operated by Candy Planet Co. (a division of Toymax Inc.) or Monogram International, Inc.

         1.8 "Cash Payment" means the portion of the Purchase Price payable in cash.

         1.9 "Closing" means the closing of the Acquisition as provided in
Article 7.

         1.10 "Closing Date" means the date of the Closing.

         1.11 "Code" means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

         1.12 "Consent" means any approval, authorization, consent or ratification by or on behalf of any Person that is not a party to this Agreement, or any waiver of, or exemption or variance from, any Contract, Permit or Order that is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.

         1.13 "Contract" means any material contract (including without limitation any purchase, sale, supply or service order or agreement, equipment lease, License Agreement or Lease) to which Toymax or any of the Subsidiaries is a party. For the purposes hereof, a Contract is "material" if (a) it relates to a transaction or series of transactions involving the expenditure or receipt by Toymax or a Subsidiary of an amount in excess of $500,000 (or the transfer of property with a fair market value in excess of $500,000), (b) a breach or default thereunder would reasonably be expected to have a Material Adverse Effect, (c) it relates to any transaction not in the ordinary course of the Business, or (d) it (i) is a License Agreement relating to a Trade Right that is material to the Business or is an employment contract, (ii) prohibits or materially limits Toymax's or a Subsidiary's use of a Trade Right of another Person or (iii) provides for any other Person to use, or prohibits or limits any other Person's use of, a Trade Right of Toymax or a Subsidiary.

         1.14 "Effective Date" means the effective date of the Merger.

         1.15 "Employment Agreements" means the employment agreements, substantially in the forms of Exhibits C-1 and C-2, to be entered into at the Closing pursuant to Section 7.7.

         1.16 "Employment Termination Agreements" means the employment termination agreements, substantially in the forms of Exhibits D-1 and D-2, to be entered into at the Closing pursuant to Section 7.7.

         1.17 "Exchange Factor" means .0798 or, if the Value of JAKKS Stock on the Closing Date is less than $16.9173, the quotient obtained by dividing $1.35 by the Value of JAKKS Stock on the


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Closing Date.

         1.18 "Fairness Opinion" means an opinion of Morgan Lewis Gethens & Ahn, Inc., or another investment banking or financial advisory firm reasonably satisfactory to JAKKS and Toymax, to the effect that the Purchase Price and the merger consideration contemplated to be paid pursuant to the Merger Agreement are, on the date hereof, fair, from a financial point of view, to the holders of outstanding shares of Stock.

         1.19 "Fractional Share Payment" means an amount in cash payable in lieu of any fractional share of JAKKS Stock that would, but for the provisions of
Section 2.2(b), be included in the Stock Payment.

         1.20 "GAAP" means generally accepted accounting principles in the United States.

         1.21 "Governmental Authority" means any United States or foreign federal, state or local government or governmental authority, agency or instrumentality, any court or arbitration panel of competent jurisdiction or the Nasdaq Stock Market, Inc.

         1.22 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.23 "HSR Form" means a Notification and Report Form for Certain Mergers and Acquisitions required to be filed pursuant to the HSR Act in connection with the Acquisition.

         1.24 "JAKKS Stock" means the common stock, par value $.001 per share, of JAKKS.

         1.25 "Law" means common law and any statute, rule, regulation or ordinance of any Governmental Authority and includes any judicial decision applying or interpreting common law or any other Law.

         1.26 "License Agreement" means a license or other agreement pursuant to which Toymax has the right to use or exploit any Trade Right of another Person, which Trade Right is material to the Business.

         1.27 "Lien" means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

         1.28 "Lien Report" means a report in customary form of a lien search or survey, covering security interests and other notice filings under the Uniform Commercial Code and tax liens and judgment liens of record in each jurisdiction where Toymax conducts the Business, upon, against or affecting the Assets.

         1.29 "Material Adverse Effect" means a material adverse effect on the Business, the Assets or the operations, financial condition or results of operations of Toymax and the Subsidiaries, taken as a whole.

         1.30 "Merger" means the statutory merger of TI Subsidiary with and into Toymax,


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as contemplated under the Merger Agreement.

         1.31 "Merger Agreement" means the Agreement of Merger providing for the merger of TI Subsidiary with and into Toymax, as amended or supplemented, which Merger Agreement is being executed concurrent with the execution of this Agreement.

         1.32 "Monogram Transaction" means the transaction consisting of the sale of all or substantially all of the assets of Candy Planet, Co. (a division of Toymax Inc.) and of Monogram International Inc. and related transactions.

         1.33 "Notice" means any notice given to, or any declaration, filing, registration or recordation made with, any Person.

         1.34 "Order" means any judgment, order, writ, decree, award, directive, ruling or decision of any Governmental Authority.

         1.35 "Permit" means any permit, license, certification, qualification, franchise or similar privilege issued or granted by any Governmental Authority.

         1.36 "Permitted Lien" means any of the following: (i) statutory landlord's liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar legal requirements; (iii) rights reserved to any Governmental Authority to regulate the affected property and restrictions of general applicability imposed by federal or state securities Laws; (iv) license transfer fees; (v) Liens to which JAKKS has consented; (vi) Liens that will be released or terminated at or prior to Closing; and (vii) other Liens set forth on Schedule 1.36.

         1.37 "Person" means any natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority or other entity, or any group of the foregoing acting in concert.

         1.38 "Proceeding" means any action, suit, arbitration, audit, investigation or other proceeding, at law or in equity, before or by any Governmental Authority.

         1.39 "Purchase Price" means the aggregate of the Cash Payment and the Stock Payment.

         1.40 "Real Property" means any real property owned by Toymax or in which Toymax holds a leasehold interest.

         1.41 "Registration Rights Agreement" means the registration rights agreement, substantially in the form of Exhibit E, to be entered into at the Closing pursuant to Section 7.5.

         1.42 "Shares" means shares of Stock owned by a Shareholder.

         1.43 "Stock" means the common stock, par value $.01 per share, of Toymax.

         1.44 "Stock Payment" means the portion of the Purchase Price payable by delivery of


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shares of JAKKS Stock.

         1.45 "Subsidiary" means each subsidiary of Toymax, or any of them, as dictated by the context.

         1.46 "Tai Nam" means Tai Nam Industrial Company Limited.

         1.47 "Tax" means any United States or foreign federal, state or local income, excise, sales, property, withholding, social security or franchise tax or assessment, and any interest, penalty or fine due thereon or with respect thereto.

         1.48 "TI Subsidiary" means JP/TII Acquisition Corp., a Delaware corporation.

         1.49 [Intentionally Omitted.]

         1.50 "Toymax Accountants" means BDO Seidman, LLP, Toymax's independent certified public accountants and auditors.

         1.51 "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how or other proprietary right or intellectual property.

         1.52 "Value of JAKKS Stock" on any date means the average of the closing sale price per share of JAKKS Stock as reported on the Nasdaq National Market over the last ten trading days preceding (but not including) the last trading day preceding such date.

         2. Purchase of the Toymax Shares; Escrow.

         2.1 At the Closing, subject to the terms and conditions of this Agreement, each Shareholder shall sell, assign, transfer and deliver to JAKKS the Shares then owned by such Shareholder.

         2.2 At the Closing, subject to the terms and conditions of this Agreement, JAKKS shall pay the Purchase Price to the respective Shareholders, as follows:

                  (a) the Cash Payment payable to each Shareholder, in an amount equal to the product of $3.00 and the number of Shares owned by such Shareholder on the Closing Date, plus the Fractional Share Payment payable to such Shareholder, if any, and

                  (b) subject to Sections 2.3 and 2.4, the Stock Payment payable to each Shareholder, in a number of shares of JAKKS Stock equal to the product of the Exchange Factor and the number of Shares owned by such Shareholder on the Closing Date; provided that no fractional shares of JAKKS Stock shall be issued as part of the Stock Payment, but in lieu thereof, the Fractional Share Payment shall be paid in an amount equal to the product of the fraction of the Share that, but for this provision, would have been issued and $18.797 or, if the Value of JAKKS Stock on the Closing Date is less than $16.9173, the Value of JAKKS Stock on the Closing Date.


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         2.3 If the Value of JAKKS Stock on the Closing Date exceeds $20.6767,
JAKKS, at its option, shall be entitled to pay the Purchase Price entirely in cash, in which case, JAKKS shall pay to each Shareholder a cash amount equal to the sum of (i) the Cash Payment and (ii) in lieu of the Stock Payment and the Fractional Share Payment, if any, that would otherwise be payable to such Shareholder (but for this provision), cash in the amount of $1.65 per share of Stock being acquired from such Shareholder hereunder.

         2.4 Any other provision hereof notwithstanding, if the determination of the Stock Payment in accordance with Section 2.2 (without regard to this Section 2.4) would result in a number of shares of JAKKS Stock which, together with the number of shares of JAKKS Stock which would be issuable on the Effective Date pursuant to Section 5.2 of the Merger Agreement (assuming that, for the purpose of determining such number of shares of JAKKS Stock, the Value of JAKKS Stock on the Effective Date would equal the Value of JAKKS Stock on the Closing Date), would exceed the maximum number of shares of JAKKS Stock which could be issued without obtaining stockholder approval if and as required pursuant to Nasdaq Stock Market Rule 4350(i)(C) or (D) (the "Nasdaq Rule"), then the number of shares of JAKKS Stock constituting the aggregate Stock Payment under this Agreement shall equal the product of (a) the number of shares of JAKKS Stock which, after giving effect to the limitation imposed by the Nasdaq Rule, are to be included in the aggregate Stock Payment under this Agreement and the Stock Payment under the Merger Agreement, and (b) a fraction, the numerator of which is the number of Shares and the denominator of which is the total number of shares of Stock outstanding immediately prior to the Closing. In such case, JAKKS shall deliver to each Shareholder a pro rata portion of the aggregate Stock Payment based on the number of Shares owned by such Shareholder on the Closing Date, and shall pay to each Shareholder an amount in cash equal to the product of (A) the Value of JAKKS Stock on the Closing Date and (B) the excess of the number of shares of JAKKS Stock which, but for the provisions of this
Section 2.4 would have been included in the Stock Payment to such Shareholder over the number of shares of JAKKS Stock to be included in the Stock Payment to such Shareholder after giving effect to the limitation imposed by this Section 2.4.

         2.5 (a) Concurrent with the execution of this Agreement, (i) JAKKS is delivering to Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP ("FKIWSB&R") cash in an amount equal to the aggregate Cash Payment that would be payable to the Shareholders pursuant to Section 2.2(a), calculated based on the number of Shares owned by each Shareholder on the date of this Agreement, to be held in escrow by FKIWSB&R pending the Closing or earlier termination of this Agreement; and (ii) the Shareholders are delivering to Brown Raysman Millstein Felder & Steiner LLP ("BRMF&S" and, together with FKIWSB&R, the "Escrow Agents") stock certificates representing the Shares owned by the Shareholders as of the date hereof, to be held in escrow by BRMF&S pending the Closing or the earlier termination of this Agreement.

                  (b) JAKKS and the Shareholders hereby appoint the Escrow Agents to serve as escrow agents hereunder in accordance with the terms hereof, and the Escrow Agents hereby accept such appointment. Each of the Escrow Agents agrees to hold and disburse the funds or stock certificates deposited with it hereunder and to not disburse or deliver any of such funds or stock certificates except at the Closing (in accordance with Section 7.4) or otherwise upon three days' prior Notice: (i) signed by JAKKS and delivered to FKIWSB&R and all of the Shareholders, the case of FKIWSB&R, or (ii) signed by all of the Shareholders and delivered to BRMF&S and JAKKS, in the case of BRMF&S.


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                  (c) The Escrow Agents shall have no obligations hereunder
except as expressly set forth herein. Neither Escrow Agent shall incur any liability with respect to (a) any action taken or omitted in good faith upon the advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agents under this Agreement, or (b) any action taken or omitted in reliance upon any instrument which such Escrow Agent shall in good faith believe to be genuine (including the execution of such instrument, the identity or authority of any Person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper Person or Persons and to conform to the provisions of this Agreement. In addition, neither Escrow Agent shall be liable to any Person by reason of any loss of any portion of the funds or the stock certificates deposited with it hereunder other than any such loss that results from such Escrow Agent's gross negligence of willful misconduct, and neither Escrow Agent shall be bound in any way by any contract or agreement between or among the other parties hereto, regardless of whether such Escrow Agent has knowledge of such contract or agreement or of its terms or condition.

                  (d) If this Agreement is terminated, (i) JAKKS shall be entitled to the release of all funds then held by FKIWSB&R hereunder upon three days' prior Notice signed by JAKKS and delivered to FKIWSB&R and all of the Shareholders; and (ii) the Shareholders shall be entitled to the release of all stock certificates then held by BRMF&S hereunder upon three days' prior Notice signed by the Shareholders and delivered to BRMF&S and JAKKS.

                  (e) Each Escrow Agent's respective obligations hereunder shall terminate upon the earliest to occur of (a) disbursement or release, in accordance with the terms hereof, of all of the funds or stock certificates deposited with it hereunder, (b) written consent signed by JAKKS and all of the Shareholders, and (c) delivery of all funds or stock certificates then held by its hereunder into a court of competent jurisdiction upon commencement of an interpleader action or other Proceeding with respect to such funds or stock certificates.

2.6      At the Closing:

                  (a) each Option (as defined in the Merger Agreement) held by David Chu or any Shareholder on the Closing Date shall immediately terminate in accordance with the applicable Amendment or Employment Termination Agreement, as the case may be; and

                  (b) each Option outstanding on the Closing Date, other than any Option then held by David Chu or any Shareholder, shall be deemed amended by this provision, without any other act or deed by Toymax or the holder of such Option, to provide that such Option shall remain in full force and effect (subject to the provisions hereof), and that on the earliest of the date of termination of this Agreement (if the Merger is abandoned after the Closing
Date), the Effective Date or September 30, 2002 (such earliest date, the "Acceleration Date"), such Option shall be fully exercisable with respect to all shares of Stock covered thereby, notwithstanding that pursuant to the provisions thereof (including any provision of any Option Plan (as defined in the Merger Agreement) incorporated by reference therein or otherwise applicable thereto) such Option, but for this provision, would terminate prior to, or would not be vested or exercisable with respect to any shares covered thereby on, the Acceleration Date; and such Option shall remain exercisable during the six-month period following the Acceleration Date (the "New Exercise Period"), notwithstanding that, but for this provision, such Option would, pursuant to the provisions thereof (including any provision of any Option Plan incorporated by


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reference therein or otherwise applicable thereto) terminate or cease to be exercisable with respect to any shares covered thereby prior to the expiration of the New Exercise Period. Upon the expiration of the New Exercise Period, each such Option shall terminate.

3. Representations and Warranties of the Shareholders.

         The Shareholders, jointly and severally, hereby represent and warrant to JAKKS as follows:

         3.1 Toymax is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own the Assets and carry on the Business as and in the places where such Assets are now located or such Business is now being conducted. Complete and correct copies of Toymax's Certificate of Incorporation, including all amendments thereto as of the date hereof, and Toymax's Bylaws, including all amendments thereto as of the date hereof, have been delivered or made available to JAKKS. Toymax and each of the Subsidiaries is duly authorized or qualified to transact business as a foreign corporation in each jurisdiction where such authorization or qualification is required under applicable Law in light of the location or character of the Assets or the operation of the Business (except where the failure to be so authorized or qualified would not reasonably be expected to have a Material Adverse Effect), and each such jurisdiction is listed on Schedule 3.1. Toymax's authorized capital stock consists of 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which is outstanding, and 50,000,000 shares of Stock, of which 12,214,678 shares are outstanding. Except as set forth on Schedule I, each Shareholder owns beneficially and of record all of the Shares set forth opposite such Shareholder's name on Schedule I, free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than Permitted Liens). All of the Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.1, no shares of capital stock of Toymax are held as treasury stock or reserved for issuance, and there are no agreements, commitments or arrangements providing for the issuance or sale of any thereof, or any issued or outstanding options, warrants or other rights to purchase, or securities or instruments convertible into or exchangeable for, any capital stock of Toymax.

         3.2 Toymax has full corporate power and authority, and each Shareholder has the legal capacity, power and authority, to execute and deliver this Agreement and each other Acquisition Agreement to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery by Toymax of this Agreement and each other Acquisition Agreement to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on its part. This Agreement has been, and each other Acquisition Agreement to which it is a party will be, duly executed and delivered by Toymax and each of the Shareholders that is a party thereto, and this Agreement is, and each other Acquisition Agreement to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of Toymax and each of the Shareholders that is a party thereto, enforceable against each of them in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. Subject to obtaining the Toymax Consents (as defined in Section 3.3) and compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated thereunder, to the Shareholders' knowledge, the execution and delivery of this Agreement by Toymax and the Shareholders do not, and the execution and delivery of


                                      -8-
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each other Acquisition Agreement by Toymax and the Shareholders and the
performance by Toymax and the Shareholders of their respective obligations hereunder and thereunder will not, violate any provision of Toymax's Certificate of Incorporation or Bylaws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, any Contract, or result in the creation or imposition of any Lien upon any of the Assets by reason of the terms of, any Contract, Lien or Order relating to the Business to which Toymax, or any Shareholder is a party or is subject or which is binding upon any of them or the Assets.

         3.3 Except for the filing by Toymax of an HSR Form and the expiration or early termination of the applicable waiting period under the HSR Act and compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and except as set forth on Schedule 3.3, to the Shareholders' knowledge, no Consent of, or Notice to, any Person is required to be obtained or made by Toymax or any Shareholder in connection with its execution and delivery of this Agreement or any other Acquisition Agreement to which it is a party, or the performance of its obligations hereunder or thereunder (such Consents and Notices set forth on Schedule 3.3 are referred to herein as "Toymax Consents").

         3.4 Except as set forth on Schedule 3.4, to the Shareholders' knowledge, no Proceeding in which Toymax, a Subsidiary or any of the Shareholders is a named party is pending, threatened against or affecting the Business, the Assets or the operations of Toymax or any Subsidiary in which an unfavorable Order would reasonably be expected to have a Material Adverse Effect, or would prohibit, invalidate, or make unlawful, in whole or in part, the Acquisition, this Agreement or any other Acquisition Agreement, or the carrying out of the provisions hereof or thereof. To the Shareholders' knowledge, neither Toymax nor any Subsidiary is in default in respect of any Order, nor is there any Order enjoining Toymax, any Subsidiary or any Shareholder in respect of, or the effect of which is to prohibit or restrict Toymax's, any Subsidiary's or any Shareholder's performance of, its obligations hereunder or under any Acquisition Agreement to which it is a party.

         3.5 The Shareholders have delivered to JAKKS Toymax's consolidated balance sheet at December 31, 2001 (the "Balance Sheet") and the related consolidated statements or operations and cash flows for Toymax's fiscal period then ended (collectively, the "Financial Statements"), all of which Financial Statements have been prepared in accordance with GAAP, and present fairly in all material respects the consolidated financial position of Toymax and the Subsidiaries at such date and the results of their operations for the period then ended, subject in each case to normal recurring year-end adjustments and to the absence of notes. To the Shareholders' knowledge, Toymax and the Subsidiaries have no material liabilities or obligations of any kind, contingent or otherwise, relating to the Business or the Assets which are not reflected on the Balance Sheet, except as set forth on Schedule 3.5.

         3.6 Each of the Shareholders is acquiring the shares of JAKKS Stock constituting the Stock Payment for its own account, for investment and not with a view to, or in connection with, or with any present intention of, any resale or other disposition thereof.

         3.7 Each Shareholder (a) is an informed and sophisticated investor, (b) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement, (c) has engaged and consulted with expert legal,


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accounting and tax advisors experienced in the evaluation of transactions such as the Acquisition, and (d) has conducted a review and examination of information provided to it regarding JAKKS, JAKKS Stock, the Acquisition Agreements and the transactions contemplated thereby, including information which such Shareholder considers necessary or advisable to enable it to make an informed decision concerning its acquisition of JAKKS Stock.

         3.8 Except as set forth on Schedule 3.8, none of Toymax, any Subsidiary or the Shareholders has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the Acquisition, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by Toymax, a Subsidiary or a Shareholder. Any fee, commission or other compensation payable to any Person is solely the obligation of the Shareholders (and not Toymax or any Subsidiary) and shall be promptly paid in full by the Shareholders (and not Toymax or any Subsidiary).

         3.9 No representation or warranty by any Shareholder in this Agreement, any other Acquisition Agreement or any certificate being delivered at the Closing pursuant to Section 7.2(d) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

4. Representations and Warranties of JAKKS.

         JAKKS hereby represents and warrants to the Shareholders as follows:

         4.1 JAKKS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its assets and carry on its business as and in the places where such assets are now owned or such business is now being conducted. Complete and correct copies of JAKKS' Certificate of Incorporation, including all amendments thereto as of the date hereof, and Bylaws, including all amendments thereto as of the date hereof, have been delivered or made available to the Shareholders. JAKKS' authorized capital stock consists of 1,000,000 shares of preferred stock, par value $.001 per share, none of which is outstanding, and 25,000,000 shares of JAKKS Stock, of which 18,826,574 shares are outstanding. Approximately 1,493,600 shares of capital stock of JAKKS are held as treasury stock, and approximately 2,578,940 shares of capital stock of JAKKS are reserved for issuance under agreements, commitments or arrangements providing for the issuance or sale of any thereof, including outstanding options and warrants to purchase JAKKS Stock. When issued in accordance with the terms of this Agreement, the shares of JAKKS Stock constituting the Stock Payment will be duly authorized, validly issued, fully-paid and non-assessable.

         4.2 JAKKS has full corporate power and authority to execute and deliver this Agreement and each other Acquisition Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by JAKKS of this Agreement and each other Acquisition Agreement to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on its part. This Agreement has been, and each other Acquisition Agreement to which it is a party will be, duly executed and delivered by JAKKS, and this Agreement is, and each other Acquisition Agreement to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of JAKKS, enforceable against it in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by JAKKS do not, and the execution and delivery of each other Acquisition Agreement by JAKKS and, subject to obtaining the Consent required under the Loan Agreement among JAKKS, Bank of America, N.A. and the other banks party thereto, dated October 12, 2001 (the "JAKKS Loan Agreement"), the performance by JAKKS of its obligations hereunder and thereunder will not, violate any provision of its Certificate of Incorporation or Bylaws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, any material agreement to which JAKKS is a party or is subject, or result in the creation or imposition of any Lien upon it or any of its assets or the acceleration of the maturity or date of payment or other performance of any of its obligations or have a material adverse effect on JAKKS' business, assets, operations or financial condition by reason of the terms of, any material agreement, license, lease, indenture, instrument, Lien or Order to which it is a party or is subject or which relates to or is binding upon it or its assets.

         4.3 Except for the filing of an HSR Form and the expiration or early termination of the waiting period under the HSR Act, and except for the Consent required under the JAKKS Loan Agreement, to JAKKS' knowledge, no Consent of, or Notice to, any Person is required to be obtained or made by JAKKS in connection with its execution and delivery of this Agreement or any other Acquisition Agreement to which it is a party, or the performance of its obligations hereunder or thereunder.

         4.4 No Proceeding is pending, or, to the best of JAKKS' knowledge, threatened, against or affecting its business, assets, operations or financial or other condition in which an unfavorable Order would reasonably be expected to have a material adverse effect on JAKKS' business or assets or to prohibit, invalidate, or make unlawful, in whole or in part, the Acquisition, this Agreement or any other Acquisition Agreement, or the carrying out of the provisions hereof or thereof. JAKKS is not in default in respect of any Order nor is there any Order enjoining it in respect of, or the effect of which is to prohibit or curtail its performance of, its obligations hereunder or thereunder.

         4.5 JAKKS is acquiring the Shares for its own account, for investment and not with a view to, or in connection with, or with any present intention of, any resale or other disposition thereof.

         4.6 JAKKS (a) is an informed and sophisticated investor, (b) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement, (c) has engaged and consulted with expert legal, accounting and tax advisors experienced in the evaluation of transactions such as the Acquisition, and (d) has conducted a review and examination of information provided to it regarding the Shareholders, Toymax, the Business, the Assets, the Shares, the Acquisition Agreements and the transactions contemplated thereby, including information which JAKKS considers necessary or advisable to enable it to make an informed decision concerning its purchase of the Shares.

         4.7 JAKKS has delivered to the Shareholders a draft of JAKKS' balance sheet as of December 31, 2001, and the related statements of operations and cash flows for JAKKS' fiscal period then ended (collectively, "JAKKS Financial Statements"), all of which JAKKS Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of JAKKS at such date and the results of its operations for the period then ended, subject to normal recurring year-end adjustments and to other adjustments that are not material in the aggregate. JAKKS has no material liabilities or obligations of any kind, contingent or otherwise, that are required by GAAP to be reflected on the balance sheet included in the JAKKS Financial Statements that are not so reflected thereon, except for any such liabilities and obligations that have arisen in the ordinary course of business.

         4.8 JAKKS has timely filed all reports, forms, statements and documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), the Securities and Exchange Act of 1934, as amended, and any applicable rules of the Nasdaq Stock Market, Inc., all of which reports, forms, statements and other documents were, when filed, in material compliance with applicable Laws. When filed, none of such reports, forms, statements and other documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.9 JAKKS has not employed or engaged any Person to act as a broker, finder or other intermediary in connection with the Acquisition, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by JAKKS. Any fee, commission or other compensation payable to any Person claiming to have been employed or engaged by JAKKS in such capacity is solely the obligation of JAKKS and shall be promptly paid in full by JAKKS.

         4.10 No representation or warranty by JAKKS in this Agreement or in any other Acquisition Agreement or in the certificate being delivered at the Closing pursuant to Section 7.3(b) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

5. Certain Covenants.

         5.1 From and after the date hereof and until the Closing, the parties hereto shall use their respective commercially reasonable efforts, and shall cooperate with each other, to cause the consummation of the Acquisition in accordance with the terms and conditions hereof, including obtaining the Consent of any Governmental Authority (and including the expiration or earlier termination of the waiting period under the HSR Act), or of any other Person with respect to any Contract or otherwise. Without limiting the generality of the foregoing, promptly after the date of this Agreement, each party shall prepare and give (or cause to be prepared and given) any required Notices under any applicable Laws or otherwise to the extent reasonably necessary to consummate the Acquisition. In particular, Toymax and JAKKS shall each use commercially reasonable efforts to file HSR Forms under the HSR Act as soon as practicable after the date hereof and shall file such additional documents and furnish such additional information as the Federal Trade Commission or the Antitrust Division of the Department of Justice may request; provided that no provision hereof shall require JAKKS or Toymax to divest any business or assets or to hold any business or assets separate. Each party hereto shall cooperate and consult with the other parties with regard to, and provide any necessary information and reasonable assistance to each other party in connection with, all Notices given and other information supplied by such party to any Governmental Authority or other Person in connection with obtaining any Consents or giving any Notices in connection with this Agreement or the Acquisition. The filing fees payable in respect of filing all HSR Forms required hereunder shall be payable by JAKKS.

         5.2 From and after the date hereof and until the Closing, without the prior written consent of JAKKS:

                  (a) no Shareholder shall sell, assign, transfer (including without limitation by gift) or otherwise dispose of any Shares owned of record by such Shareholder, or any interest therein or right thereto; or pledge, hypothecate or otherwise create, incur or suffer to exist any Lien thereon (other than any Permitted Lien); or agree or otherwise become legally obligated to do any thereof; and, unless JAKKS otherwise consents, no such transfer or disposition of Shares to any Person shall be valid or effective as between such Shareholder and such Person unless such Person executes and becomes a party to this Agreement and each other Acquisition Agreement to which the Shareholder (as such) transferring such Shares is a party (and Schedule I hereto shall thereupon be amended accordingly); and

                  (b) no Shareholder shall acquire any Stock, including without limitation by or through the exercise of any option, warrant or other right to purchase, or the conversion of exchange of any security or instrument convertible or exchangeable for, any Stock.

         5.3 From and after the date hereof and until the Closing, except as otherwise provided on Schedule 5.3 or elsewhere herein or as contemplated by the Monogram Transaction, or as JAKKS may otherwise consent (which consent shall not be unreasonably withheld), Toymax shall:

                  (a) conduct the Business in its ordinary course;

                  (b) use commercially reasonable efforts to preserve the Business and the Assets and maintain its relationships with customers and other Persons with which it has material business dealings;

                  (c) not (i) sell, lease, transfer or dispose of any material Asset, other than in the ordinary course of business or the disposal of defective, obsolete or otherwise unusable Assets, or (ii) terminate any Contract, except upon expiration of the term thereof as provided therein and except for any Contract that ceases to be necessary in connection with the operation of the Business;

                  (d) use commercially reasonable efforts to maintain all material Permits and Consents, other than any such Permits or Consents that cease to be necessary in connection with the operation of the Business;

                  (e) use its commercially reasonable efforts to maintain in full force and effect (or to replace the same on substantially equivalent terms) all currently applicable insurance relating to the Business or Assets;

                  (f) except as required under a Contract, Permit, Law or otherwise by any Governmental Authority, or in the ordinary course of business consistent with Toymax's past practices, not increase the compensation or other employment benefits payable to or for the benefit of any employee of Toymax;

                  (g) except as required under a Contract, Permit, Law or otherwise by any

Governmental Authority, or in the ordinary course of business consistent with Toymax's past practices, not create, incur, assume or suffer any liability or obligation to any Shareholder or any Affiliate thereof;

                  (h) not amend its Certificate of Incorporation or Bylaws;

                  (i) not merge or consolidate with any other Person or effect any capital reorganization;

                  (j) not acquire any business or material assets of any other Person or make any capital expenditure in excess of $500,000, other than in the ordinary course of business;

                  (k) not issue or reserve for issuance any shares of its capital stock or issue or grant any options, warrants or other rights to purchase, or securities or instruments convertible into or exchangeable for, any capital stock of Toymax, except upon the exercise of options, warrants or rights to purchase or the conversion or exchange of securities outstanding on the date hereof, or agree or otherwise become legally obligated to issue or to grant any thereof;

                  (l) not declare, set aside or pay any dividends; and

                  (m) not redeem, repurchase or otherwise reacquire any Shares or retire or cancel any capital stock.

         5.4 From and after the date hereof and until the Closing, Toymax shall furnish to JAKKS such information with respect to the Business and Assets as JAKKS may from time to time reasonably request and shall permit JAKKS and its authorized representatives access, at a mutually-agreeable time and during regular business hours and upon reasonable prior Notice to Toymax, to conduct, at JAKKS' sole expense and in a manner that does not interfere with Toymax's operations, a physical inventory of the Assets, to inspect the Real Property, to examine the books and records of Toymax and to make inquiries of responsible Persons designated by Toymax with respect thereto; provided that any information so disclosed or otherwise made available or accessible to JAKKS shall not constitute an additional representation or warranty of Toymax or any Shareholder beyond those expressly set forth in Article 3, and provided further that all such information shall be subject to Section 5.8.

         5.5 From and after the date hereof and until the Closing, except for press releases describing the Acquisition to be made by JAKKS and Toymax, respectively, promptly after the execution of this Agreement, each substantially in the form of Exhibit G, no party hereto shall make any press release or other public announcement with respect to this Agreement or the Acquisition without the prior written consent of the other parties (which consent shall not be unreasonably withheld), unless such announcement is required by Law, in which case the other party or parties hereto shall be given Notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

         5.6 From and after the date hereof and until this agreement is terminated, none of Toymax, any Shareholder, any Affiliate thereof, or any director, officer, employee or other agent or representative of any of them, shall, directly or indirectly, solicit, entertain or consummate any transaction pursuant to any offer or proposal for, affirmatively respond to any inquiry regarding, or enter into any substantive negotiations or discussions with any Person other than JAKKS with respect to, any transaction involving the sale or other disposition (including without limitation by or through the merger or consolidation of Toymax with any other Person) any of the capital stock of Toymax or of the Business or any of the Assets (other than in the ordinary course of business and other than the Monogram Transaction). The Shareholders shall promptly advise JAKKS of the receipt of any such inquiry, offer or proposal and the material terms thereof.

         5.7 JAKKS acknowledges that certain information relating to or concerned with the Business and affairs of Toymax, including without limitation all non-publicly available Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters is proprietary to Toymax, and that its confidentiality is absolutely essential to the operation of the Business. Until the Closing, all of such information shall be subject to that certain Confidentiality and Non-Disclosure Agreement dated as of January 10, 2002, between Toymax and JAKKS and in favor of Toymax (the "Toymax Confidentiality Agreement"), to which the parties hereby agree to be bound and which is incorporated herein by this reference.

         5.8 Toymax and the Shareholders acknowledge that certain information relating to or concerned with the business and affairs of JAKKS, including without limitation all non-publicly available Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters is proprietary to JAKKS, and that its confidentiality is absolutely essential to the operation of JAKKS' business. Until the Closing, all of such information shall be subject to that certain Confidentiality and Non-Disclosure Agreement dated as of January 10, 2002, between JAKKS and Toymax and in favor of JAKKS (the "JAKKS Confidentiality Agreement"), to which the parties hereby agree to be bound and which is incorporated herein by this reference.

         5.9 As soon as practicable following the date of this Agreement, JAKKS shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 covering the shares of JAKKS Stock constituting the Stock Payment (the "Registrable Stock") (or other form suitable for the registration of such shares under the Securities Act), which Form S-3 or other applicable form ("Registration Statement") will comply with the applicable provisions of the Securities Act and the applicable rules promulgated thereunder. JAKKS shall use commercially reasonable efforts to file with the SEC such additional documents and furnish the SEC such additional information as the SEC may request or otherwise respond to the SEC's comments, if any, on the Registration Statement and any such other documents or information. JAKKS shall make such changes in the Registration Statement as are appropriate based on the SEC's comments, if any, and shall use commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act on the Effective Date. JAKKS shall provide to the Shareholders a draft of the Registration Statement, and shall advise them of any information to be furnished to the SEC, at a reasonably sufficient time in advance in order to allow the Shareholders to review the same and give to JAKKS any comments or suggestions they may have thereon. JAKKS shall also furnish to the Shareholders copies of any correspondence to or from the SEC relating to the Registration Statement and advise Toymax of the SEC's comments, if any, thereon, and shall confer with the Shareholders as to the appropriate response thereto. The Shareholders shall cooperate with JAKKS in connection with the preparation and filing of the Registration Statement and in responding to any SEC comments thereon, and shall provide to JAKKS, at JAKKS' request, any information required to be included in the Registration Statement (including in any amendment or supplement thereto) in accordance with the Securities Act and so that the Registration Statement shall not at any time prior to or at the time it becomes effective contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. JAKKS shall also use commercially reasonable efforts to register and qualify the Registrable Stock, and to maintain such registration or qualification for so long as the Registration Statement remains effective, under applicable state legal requirements, including state blue-sky laws, for offer and resale to the public. JAKKS shall pay the filing fee(s), if any, applicable to the filing of the Registration Statement with the SEC and obtaining any other registrations or qualifications hereunder. At the Closing, JAKKS and the Shareholders shall enter into the Registration Rights Agreement in order to implement the provisions of this Section 5.9.

         5.10 The Shareholders shall cause five members of Toymax's board of directors holding office immediately prior to the Closing to resign, effective upon the later of the Closing or upon compliance with the applicable requirements of Section 14(f) of the Exchange Act. The Shareholders shall cause the remaining directors to (i) cause the number of directors constituting the entire board to be increased to eight, and (ii) elect the then-existing members of JAKKS' board of directors (or their designees) to serve as the remaining six members of Toymax's board of directors. As soon as practicable following the date of this Agreement, Toymax shall prepare and shall file with the SEC, and shall deliver to the holders of Stock who are entitled to receive the same, an information statement, pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

         5.11 In the event that JAKKS does not obtain the consent required under the JAKKS Loan Agreement prior to Closing, or that prior to Closing JAKKS is in default under the JAKKS Loan Agreement or the JAKKS Loan Agreement terminates, JAKKS shall use commercially reasonable efforts to cure any such default, if possible, or, if the JAKKS Loan Agreement is terminated, to obtain comparable alternative financing prior to the Closing; provided that nothing in this provision shall be construed as or imply any condition to JAKKS' obligation to consummate the transactions contemplated hereby.

         5.12 Prior to the Closing, each of the Shareholders shall transfer to Toymax any securities of MaxVerse Interactive, Inc. or any other Subsidiary that are held by such Shareholder, without receiving any consideration therefor other than the Purchase Price.

         5.13 The Shareholders shall use their respective commercially reasonable efforts to cause each of Steven Lebensfeld and Harvey Goldberg to enter into the applicable Employment Agreement and the applicable Employment Termination Agreement. 5.14 The Shareholders shall use commercially reasonable efforts to cause Tai Nam and its Affiliates to, and Toymax shall and shall cause its applicable Affiliates to, enter into the Amendments.

         5.15 Toymax shall deliver or cause to be delivered to JAKKS a Lien Report or Reports, dated not earlier than ten business days prior to the Closing Date, disclosing no material liens (of the type covered by the Lien Report) on the Assets other than Permitted Liens and other Liens disclosed in the Financial Statements, other than such liens that are cured on or prior to the Closing Date.

6. Conditions to Closing.

         6.1 The obligation of JAKKS to consummate the Acquisition in accordance herewith shall be subject to the satisfaction (or waiver) prior to the Closing of each of the following conditions:

                  (a) the representations and warranties made by the Shareholders herein shall be true in all material respects on and as of the Closing Date;

                  (b) Toymax and the Shareholders shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by them on or prior to the Closing Date hereunder;

                  (c) no Order or Law shall be in effect which prohibits consummation of the Acquisition or the Merger, other than any such Order or Law that results from a Proceeding initiated by JAKKS;

                  (d) each Toymax Consent that is listed on Schedule 6.1 shall have been obtained;

                  (e) JAKKS and Toymax shall have filed their respective HSR Forms in accordance with the HSR Act and the waiting period thereunder shall have expired or been terminated;

                  (f) there shall not have occurred, since the date of this Agreement, any Material Adverse Effect, other than as disclosed or contemplated hereunder;

                  (g) Toymax shall have received the Fairness Opinion, which shall not have been withdrawn, rescinded or adversely updated or modified; and

                  (h) Toymax, the Shareholders and the other parties thereto (other than JAKKS) shall have executed and/or delivered at the Closing all the documents so to be executed and/or delivered by them and shall have taken all other actions at the Closing so to be taken by them, pursuant to Article 7.

         6.2 The obligation of the Shareholders to consummate the Acquisition in accordance herewith shall be subject to the satisfaction (or waiver) prior to or at the Closing of each of the following conditions:

                  (a) the representations and warranties made by JAKKS herein shall be true in all material respects on and as of the Closing Date;

                  (b) JAKKS shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by it on or prior to the Closing Date hereunder;

                  (c) no Order or Law shall be in effect which prohibits the consummation of the Acquisition or the Merger, other than any such Order or Law that results from a Proceeding initiated by JAKKS;

                  (d) JAKKS and Toymax shall have filed their respective HSR Forms in accordance with the HSR Act and the waiting period thereunder shall have expired or been terminated;

                  (e) Toymax shall have received the Fairness Opinion, which shall not have been withdrawn, rescinded or adversely updated or modified;

                  (f) each Toymax Consent of a Governmental Authority that is listed on Schedule 6.1 shall have been obtained;

                  (g) the Merger Agreement shall be in full force and effect;
and

                  (h) JAKKS and the other parties thereto (other than Toymax and the Shareholders) shall have executed and/or delivered at the Closing all the documents and monies so to be executed and/or delivered by it, and JAKKS shall have taken all other actions at the Closing so to be taken by it, pursuant to
Article 7.

7. Closing.

         7.1 The Closing shall be held at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, 750 Lexington Avenue, New York, New York 10022-1200 on the earliest practicable date, and in any event within five days, after the satisfaction (or waiver) of all conditions to the Closing provided in Article 6 (other than any condition that, by its terms, is to be satisfied at the Closing), or at such other place or on such other date, and at such time, as the parties hereto may agree. The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

         7.2 At the Closing, the Shareholders shall deliver or cause to be delivered to JAKKS:

                  (a) certificates representing the Shares, each duly endorsed for transfer to JAKKS or together with a duly executed stock power in favor of JAKKS, and with any required stock transfer stamps affixed thereto;

                  (b) copies of any Toymax Consents listed on Schedule 6.1 that have been obtained and that have not theretofore been delivered to JAKKS;

                  (c) the resignations of five of Toymax's directors holding office immediately prior to the Closing, which resignations shall be effective upon the later of the Closing and compliance by Toymax with the applicable provisions of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder; and

                  (d) a certificate of Toymax's Chief Executive Officer or Chief Financial Officer to the effect that all the conditions to Closing set forth in Sections 6.1(b) (insofar as related to Toymax) and (f) have been satisfied; and a certificate of each of the Shareholders to the effect that all of the conditions to Closing set forth in Sections 6.1(a), (b) (insofar as related to the Shareholders) and (c) have been satisfied, and setting forth any circumstances that exist as of the Closing Date, and any events that have occurred between the date hereof and the Closing Date, that result in any of the Shareholders' representations or warranties contained in Article 3 hereof being untrue in any material respect; provided that the execution and delivery of such certificate by a Shareholder, by itself, shall not constitute a basis for any liability of a Shareholder for breach of any representation or warranty hereunder, other than as expressly set forth in this Agreement; and

                  (e) true and correct copies of the resolutions adopted by the board of directors of Toymax approving this Agreement and the Merger Agreement.

         7.3 At the Closing, JAKKS shall:

                  (a) pay and deliver, or cause to be paid and delivered, the Purchase Price to the Shareholders, as set forth in Sections 2.2 and 7.4 and in the manner instructed by the Shareholders in a Notice given to JAKKS prior to the Closing Date; and

                  (b) deliver to Toymax and the Shareholders a Certificate of JAKKS' Chief Executive Officer to the effect that all the conditions to Closing set forth in Sections 6.2(a), (b) and (c) have been satisfied, and setting forth any circumstances that exist as of the Closing Date, and any events that have occurred between the date hereof and the Closing Date, that result in any of JAKKS' representations or warranties contained in Article 4 hereof being untrue in any material respect.

         7.4 At the Closing:

                  (a) JAKKS and the Shareholders shall give written notice to FKIWSB&R and BRMF&S, signed by JAKKS and each of the Shareholders, (i) instructing BRMF&S to release to JAKKS the stock certificates being held by it in respect of the Shares being acquired by JAKKS pursuant to Section 2.1, and
(ii) instructing FKIWSB&R to release to each Shareholder (in the manner set forth in a Notice given by the Shareholders pursuant to Section 7.3(a)) such amount of cash being held by it in respect of the Cash Payment and, if sufficient funds are then available in the escrow account, any Fractional Share Payment payable to such Shareholder; and the Escrow Agents shall promptly comply with such instructions.

                  (b) If the amount of funds held in escrow by FKIWSB&R pursuant to Section 2.5 is insufficient to pay the Cash Payment or the Fractional Share Payment, if any, JAKKS shall cause FKIWSB&R to pay to each Shareholder that portion of the amount of funds held in escrow on the Closing Date in the same proportion as the number of Shares owned by such Shareholder on the Closing Date bears to the total number of Shares on the Closing Date, and JAKKS shall pay cash in an amount equal to the difference between the amount such Shareholder is entitled to receive on account of the Cash Payment and Fractional Share Payment, if any, and the amount paid to such Shareholder by FKIWSB&R from the escrowed funds.

                  (c) If, pursuant to Section 2.3, JAKKS has elected to pay the entire Purchase Price in cash or for any other reason, JAKKS is paying all or any portion of the Purchase Price, in addition to the Cash Payment and the Fractional Share Payment, if any, in cash or if JAKKS is required to make any other payment at the Closing to the Shareholders, JAKKS shall cause FKIWSB&R to pay to the Shareholders out of the escrowed funds available therefor (after the payment of the Cash Payment and the Fractional Share Payment, if any) such amounts to which they may be entitled and, if the amount of escrowed funds so available for such payment is insufficient to make such payment, JAKKS shall pay to each Shareholder the balance of the amount to which such Shareholder may be entitled.

                  (d) Any escrowed funds remaining after all payments are made to the Shareholders pursuant to the foregoing provisions of this Section 7.4 shall be released from escrow and paid over to JAKKS.

         7.5 At the Closing, JAKKS and the Shareholders shall each execute and deliver to the others the Registration Rights Agreement.

         7.6 [Intentionally omitted.]

         7.7 At the Closing JAKKS and, each of Steven Lebensfeld and Harvey Goldberg shall each execute and deliver to the other the applicable Employment Agreement and Employment Termination Agreement.

         7.8 At the Closing, Toymax shall, and the Shareholders shall cause Tai Nam to, execute and deliver the Amendments.

8. Additional Covenants.

         8.1 No party hereto shall, at any time after the date hereof, directly or indirectly knowingly disparage or demean, or make, encourage, support or concur in any statement (written or oral) which disparages or demeans in any manner, whether for a commercial purpose or otherwise, any other party hereto or any Affiliate thereof, or any stockholder, director, officer, employee or agent of any of them; provided that no provision of this Section 8.1 shall be construed to prohibit or restrict any statement by any Person made in furtherance or defense of any claim or in the course of any Proceeding or the resolution of any dispute pursuant to Section 8.4.

         8.2 From and after the Closing Date and until the Effective Date, JAKKS shall use its commercially reasonable efforts to take, and to cause Toymax to take, all such actions as are reasonably necessary to cause the Merger to become effective and to consummate the Merger as provided in the Merger Agreement.

         8.3 Prior to the Effective Date, none of the Shareholders shall sell, short-sell or otherwise dispose of any of the shares of JAKKS Stock constituting the Stock Payment; and, during the one-year period following the Effective Date, no Shareholder shall sell, short-sell or otherwise dispose of more than 25% of the shares of JAKKS Stock constituting the Stock Payment received by it hereunder during any quarterly period.

         8.4 From and after the Closing Date and until the Effective Date, the newly-constituted board of directors of Toymax (as set forth in Section 5.10) and the officers of Toymax ("JAKKS Management") shall, in accordance with this provision, consult with the officers and directors of Toymax holding office immediately prior to the Closing ("Toymax Management") with respect to any matter significantly affecting Toymax, the Business or the Assets that arises, occurs, has an effect on Toymax, the Business or the Assets or that is otherwise addressed by Toymax's board of directors during such period ("Material Business Matters"). During the period referred to above, JAKKS Management shall: (i) promptly inform the appropriate members of the Toymax Management of any Material Business Matter that comes to its attention, (ii) shall provide to the Toymax Management all material facts and information relating thereto and keep the Toymax Management fully informed regarding the status of any such Toymax Business Matters and (iii) consult and confer with, and entertain the recommendations and suggestions made by the Toymax Management, regarding any Material Business Matters and shall keep the Toymax Management fully informed regarding the status of any such Toymax Business Matters.

         8.5 If JAKKS and the Shareholders, or any of them, at any time, disagree with the determination of any amount made or certified by another party hereto, such party shall, within thirty (30) days of delivery of such determination or certificate, give written Notice (the "Dispute Notice") to the other parties to such effect, setting forth therein any change proposed by it and, in reasonable detail, its objections to such determination and the reasons for such dispute. In such event, unless the parties involved promptly, and, in any event, within thirty (30) days of the giving of the Dispute Notice, resolve all such objections and agree upon the determination of the amount in dispute, the determination thereof shall be promptly referred to their respective regular independent certified public accountants, who shall confer and attempt in good faith to resolve the objections as to such determination set forth in or arising as a consequence of the Dispute Notice. If, within thirty (30) days of such referral, such accountants resolve such dispute and determine the amount, they shall give Notices to the parties involved to such effect, setting forth therein the amount as so determined and the basis therefor, and such determination shall be final and binding on the parties involved. If such accountants do not make such determination within such thirty (30) day period, the parties involved shall refer such dispute to a mutually agreeable nationally-recognized accounting firm that is "independent" with respect to the parties hereto (the "Neutral Accountants"). Unless the Neutral Accountants expressly determine otherwise, each of the parties involved shall submit to the Neutral Accountants
(a) within ten (10) days of the engagement thereof, and in such form and manner as they may prescribe, a statement setting forth such party's position with respect to each of the objections or other issues set forth in or arising as a consequence of the Dispute Notice, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other party involved, and (b) within ten (10) days thereafter, and in such form and manner as the Neutral Accountants may prescribe, a rebuttal statement responding to the initial statement of each other party, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other party involved. The Neutral Accountants shall conduct a hearing, if all the parties involved so request in their respective statements, and may conduct a hearing, whether or not any (but fewer than all) the parties involved so request, if the Neutral Accountants reasonably deem it necessary for the performance of their engagement; provided that any such hearing shall be held only upon reasonable prior written Notice to all parties involved and only if all such parties have an opportunity to appear and present evidence at such hearing. The Neutral Accountants may require any party hereto (whether or not a party to the dispute) to submit or produce additional statements, documents or information, to appear and testify at any hearing or other proceeding, or otherwise to produce tangible or oral evidence to the extent such Neutral Accountants reasonably deem necessary or appropriate for them to determine the amount in dispute. Based on such submissions and the evidence presented at any hearing, the Neutral Accountants shall resolve all obligations and other issues set forth in or arising as a consequence of the Dispute Notice and determine the amount in dispute, and give Notice to the parties involved, setting forth therein such amount and the basis of determination thereof, such determination to be final and binding on the parties involved. Upon the determination of the amount, any payment or adjustment based thereon shall be promptly made in the manner provided herein. The fees and expenses of a party's independent certified public accountants incurred in the determination of such amount as provided herein shall be separately borne by such party. The fees and expenses of the Neutral Accountants incurred, if required pursuant to this Section 8.4, shall be borne and promptly paid equally by JAKKS, on the one hand, and the Shareholders, on the other.

         8.6 JAKKS agrees and acknowledges that it has agreed to the arrangements set forth in Exhibits H-1 and H-2, respectively, with respect to Carmine Russo and Kenneth Price, and that it is anticipated that at the Closing JAKKS and such persons will enter into appropriate agreements reflecting such terms.

9. Termination.

         9.1 This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual agreement of JAKKS and the Shareholders;

                  (b) by any party if the Merger Agreement is terminated; provided that JAKKS shall not be entitled to terminate this Agreement if the Merger Agreement is terminated or abandoned by JAKKS in violation of the terms thereof, and the Shareholders shall not be entitled to terminate this Agreement if the Merger Agreement is terminated or abandoned by Toymax in violation of the terms thereof.

                  (c) by any party (if such party is not then in breach or default of any of its representations, warranties, covenants or other obligations under this Agreement) by giving written Notice to such effect to the other parties if the Closing shall not have occurred on or before March 31, 2002, or such later date as the parties shall have agreed upon prior to the giving of such Notice;

                  (d) by JAKKS (if JAKKS is not then in breach or default of any of its representations, warranties, covenants or other obligations under this Agreement), upon written Notice to such effect to the Shareholders in the event of a material breach by or default of any party hereto other than JAKKS, or by any party hereto other than JAKKS (if such party is not then in breach or default of any of its representations, warranties, covenants or other obligations under this Agreement), upon written notice to such effect to JAKKS in the event of a material breach by or default of JAKKS, provided that written Notice of such breach or default is theretofore given to the breaching or defaulting party, and such breach or default is not cured within thirty (30) days of such Notice; or

                  (e) by any party if any Governmental Authority issues an Order or takes any other action restraining, enjoining or otherwise prohibiting, or seeking material damages in respect of, any transaction contemplated by any Acquisition Agreement, and such Order becomes final and non-appealable, or any Law having the same effect becomes applicable to any party hereto.

         9.2 Upon termination of this Agreement pursuant to Section 9.1, all obligations of the parties shall terminate except those under Sections 5.7, 5.8,
8.1 and 9.3, Article 10 and the applicable provisions of Article 11; provided that no such termination shall relieve any party of any liability to another party by reason of any breach of or default under this Agreement, subject to all applicable limitations contained in this Agreement.

         9.3 (a) If the Closing does not occur, or does not occur with respect to any Shareholder, as a result of the Shareholders' or such Shareholder's failure to transfer its Shares at the Closing in violation of the terms of this Agreement, or as a result of a breach by the Shareholders or such Shareholder of any of the representations and warranties contained in the last four sentences of Section 3.1 or in Sections 3.2 through 3.4 (to the extent that a breach of such representation or warranty would result in an impairment of JAKKS' ownership rights in the Shares), the Shareholders (or any Shareholder with respect to which the closing does not occur) shall pay to JAKKS a termination fee (the "Termination Fee") in the amount of the sum of (i) $1,000,000 for each Shareholder with respect to which the Closing does not occur, which shall be payable by wire transfer of immediately available funds to an account designated by JAKKS within five days after the termination of this Agreement or, if the Closing occurs as to any Shareholder, within five days after the Closing; and (ii) if the non-transferring Shareholder(s) sell their Shares to a third party within six months following the termination of this Agreement (or the termination with respect to such Shareholder, if applicable), the amount of 20% of the difference between the total purchase price received for the Shares in such third party sale and the product of $4.50 and the number of Shares sold, which amount shall be payable by wire transfer of immediately available funds to an account designated by JAKKS within five days after the consummation of such sale.

                  (b) The Termination Fee shall constitute liquidated damages to JAKKS in respect of all losses, liabilities, damages and expenses suffered or incurred by JAKKS by reason of the termination of this Agreement (or the termination with respect to any Shareholder) pursuant to Section 9.3(a), and, notwithstanding any other provision hereof, shall be in lieu of any other remedy or relief otherwise available to JAKKS by reason thereof. The parties hereto acknowledge that it would be impracticable to ascertain the amount of all losses, liabilities, damages and expenses that would be suffered or incurred by JAKKS under the circumstances described in Section 9.3(a) and that the amount of the Termination Fee is a fair and reasonable estimate of such losses, liabilities, damages and expenses and provides a reasonable and certain amount to compensate JAKKS therefor.

10. Indemnification.

         10.1 Following the Closing, subject to Sections 10.4, 10.5 and 11.1, the Shareholders, jointly and severally, shall indemnify and defend JAKKS and, after the Closing, Toymax and each stockholder, director, officer, employee and agent of JAKKS and, after the Closing, Toymax against, and hold each of them harmless from, any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) which any of them may suffer or incur incidental to any claim or any Proceeding against any of them based upon or resulting from the failure of any of the representations and warranties made by the Shareholders in the last four sentences of Section 3.1 and in Sections
3.2 through 3.4 (to the extent that a breach of such representation or warranty would result in an impairment of JAKKS' ownership rights in the Shares), to be true in all material respects on the date hereof and on the Closing Date.

         10.2 JAKKS shall indemnify and defend each Shareholder and, prior to the Closing, Toymax and each director, officer, employee or agent thereof against, and hold each of them harmless from, any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) which any of them may suffer or incur incidental to any claim or any Proceeding against any of them based upon or resulting from:

                  (a) the failure of any representation or warranty made by JAKKS to be true in all material respects on the date hereof and on the Closing Date; or

                  (b) JAKKS' failure, in all material respects, to perform or to comply with any covenant or condition required hereunder to be performed or complied with by JAKKS.

         10.3 JAKKS shall indemnify each Shareholder and each other Person who was an officer or director of Toymax on or after the date of this Agreement against, and hold each of them harmless from, any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) which any of them may suffer or incur incidental to any claim or any Proceeding against any of them based on or resulting from:

                  (a) their approval, execution and delivery of this Agreement and the Merger Agreement and consummation of the Acquisition and the Merger in accordance with the terms hereof and of the Merger Agreement and in accordance with applicable law, but excluding any action constituting fraud or willful misconduct; and

                  (b) actions taken from and after the Closing with respect to the management and operation of Toymax and the Business by the board of directors of Toymax or by any officer of Toymax at the request or direction of the board.

It is expressly understood and agreed that any Person who may be entitled to indemnification under this Section 10.3 but who is not a party to this Agreement is intended to be a third party beneficiary of the rights created under this
Section 10.3.

         10.4 Promptly after an indemnified party receives Notice of or otherwise becomes aware of any claim or potential claim, or the commencement or potential commencement of any Proceeding by a third party, involving any loss, liability, obligation, damage or expense referred to in Section 10.1, 10.2 or 10.3, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party, give written Notice to the latter of the commencement or possibility of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks or may seek indemnification hereunder; provided that the failure of any indemnified party to give such Notice shall not relieve the indemnifying party of its obligations under such Section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such Notice. In case any such Proceeding is brought against an indemnified party, and provided that proper Notice is duly given, the indemnifying party shall assume and control the defense thereof insofar as such Proceeding involves any loss, liability, obligation, damage or expense in respect of which indemnification may be sought hereunder, with counsel selected by the indemnifying party (and reasonably satisfactory to such indemnified party), and, after Notice from the indemnifying party to such indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party), except that, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party reasonably determines with advice of counsel that a material conflict of interest between such parties may exist in respect of such Proceeding, the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after Notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses, including without limitation reasonable attorneys' fees and disbursements incurred by the indemnified party in such defense; provided, however, that the indemnifying party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such indemnified party in connection with any Proceeding or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances. If the indemnifying party shall assume the defense of any such Proceeding, the indemnified party shall cooperate with the indemnifying party as reasonably requested by it and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement or compromise in respect of any claim or Proceeding unless: (i) such judgment, settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding, and (ii) such judgment, settlement or compromise involves solely monetary damages (and not injunctive or other equitable relief or any admission of guilt or fault). Provided that proper Notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, if and in the manner required hereunder, the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover the entire cost and expense thereof, including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof, from the indemnifying party. Any indemnification required to be made hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

         10.5 Any other provision hereof notwithstanding:

                  (a) no indemnifying party shall be required to indemnify any Person pursuant to Section 10.1 or 10.2(a) (as the case may be) unless and until, and to the extent that, the aggregate amount of all losses, liabilities, obligations, damages and expenses as to which indemnification would be required from all the Shareholders, collectively, under Section 10.1, or JAKKS, under
Section 10.2(a), as the case may be, but for the provisions of this Section 10.5, exceeds $350,000;

                  (b) the aggregate amount required to be paid by the Shareholders under Section 10.1 pursuant to this Article 10 shall not exceed $15,000,000;

                  (c) if the Closing shall occur, the indemnification obligations provided herein shall terminate with respect to any claim for indemnification arising under Section 10.1 or Section 10.2(a) that is not made prior to the first anniversary of the Closing Date; and

                  (d) no indemnified party shall be entitled to any indemnification under this Article 10 to the extent that it actually receives or is entitled to receive any amount in respect of any loss, liability, obligation, damage or expense from other sources, including without limitation insurance or third-party indemnity; provided that such indemnified party shall not be required to commence any Proceeding to collect any such amount.

11. Miscellaneous.

         11.1 Survival of Representations and Warranties. No representation or warranty of any party hereto shall survive the Closing or the termination of this Agreement for any reason, except that the representations and warranties of the Shareholders set forth in the last four sentences of Section 3.1, and the representations and warranties of JAKKS set forth in the last three sentences of
Section 4.1, shall survive the Closing until, and no party shall be entitled to seek indemnification with respect thereto pursuant to Section 10.1 or 10.2(a) following, the first anniversary of the Closing Date.

         11.2 Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

         11.3 Fees and Expenses. Each party hereto shall bear such fees, foregone opportunities and expenses as may be incurred by it in connection with this Agreement and the Acquisition.

         11.4 Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or reputable overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile, provided that the sender receives a printed confirmation of receipt, to such party at the following address:

to JAKKS:                           22619 Pacific Coast Highway
                                    Malibu, California 90265
                                    Attn:   President
                                    Fax:    (310) 456-7099

                                    with a copy to:

                                    Feder, Kaszovitz, Isaacson, Weber, Skala,
                                    Bass & Rhine LLP
                                    750 Lexington Avenue
                                    New York, New York 10022
                                    Attn:   Murray L. Skala, Esq.
                                    Fax:    (212) 888-7776

to Toymax (prior to the
Closing) or any
Shareholder at:                     Steven A. Lebensfeld
                                    c/o Toymax International, Inc.
                                    125 East Bethpage Road
                                    Plainview, New York  11803
                                    Fax: (516) 391-9151
with a copy to:                     Brown Raysman Millstein Felder & Steiner LLP
                                    900 Third Avenue
                                    New York, New York 10022
                                    Attn:   Joel M. Handel, Esq.
                                    Fax:    (212) 812-3310

to an Escrow Agent:                 at its respective address set forth herein

or such other address as any party hereto may at any time, or from time to time, direct by Notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a)(i) or (a)(ii), the date of the receipt, or in the case of clause (b), the business day next following the date such Notice or demand is sent.

         11.5 Amendment. Except as otherwise expressly provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

         11.6 Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

         11.7 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

         11.8 Arbitration. Any claim, dispute or controversy between or among any of the parties hereto (other than a claim, dispute or controversy subject to Section 8.4), shall be submitted to arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. JAKKS, on the one hand, and the Shareholders and, prior to the Closing, Toymax, on the other, shall each pay one-half of any filing fees or other administrative costs to be paid in advance of or during such Proceeding. There shall be a single arbitrator. The arbitrator shall render a reasoned decision with respect to such Proceeding which shall include, in addition to the imposition of monetary damages or any other remedy or relief available hereunder, an allocation of the costs thereof. The decision of the arbitrator shall be final and binding upon the parties to such Proceeding, and judgment thereon may be entered in any court of competent jurisdiction. No party hereto shall be liable for punitive damages, unless such party is found to have committed fraud or willful malfeasance against another party hereto.

         11.9 Remedies. Notwithstanding the provisions of Section 11.8, in the event of any actual or prospective breach or default by any party hereto, any other party hereto shall be entitled to equitable relief from any court of competent jurisdiction, including remedies in the nature of rescission, injunction and specific performance. Subject to the provisions of Sections 8.4,
9.3 and 11.8 and Article 10, all remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages; provided, however, that the indemnification provisions of Article 10 and, if applicable, the Termination Fee set forth in Section 9.3(a), shall be the sole and exclusive remedies, as among the parties hereto, with respect to any claim for monetary damages under this Agreement.

         11.10 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

         11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

         11.12 Further Assurances. Each party hereto agrees to cooperate fully with the other parties in connection with preparing and filing any Notices or documents in connection with the Acquisition. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to consummate and perfect the Acquisition.

         11.13 Binding Effect. Subject to Section 11.14, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

         11.14 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect; provided that any Shareholder may assign its right to receive all or any portion of the Purchase Price without the consent of any other party hereto.

         11.15 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

         11.16 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

         11.17 Knowledge. The qualification or limitation of any statement made herein to a Shareholder's "knowledge" or to a matter "known" to a Shareholder refers to such Shareholder's actual knowledge (but not imputed or constructive knowledge), after reasonable inquiry.

         11.18 References. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

         11.19 No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

         11.20 Exhibits and Schedules. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference.

         11.21 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto, other than the Toymax Confidentiality Agreement and the JAKKS Confidentiality Agreement, as set forth in Sections 5.7 and 5.8.

         IN WITNESS WHEREOF, JAKKS and Toymax, by their respective duly authorized officers, and the other parties hereto have duly executed this Agreement as of the date set forth in the Preamble hereto.

                                           JAKKS PACIFIC, INC.


                                           By:  /s/ STEPHEN G. BERMAN
                                                --------------------------------
                                           Name:  Stephen G. Berman
                                           Title:  President

                                           TOYMAX INTERNATIONAL, INC.


                                           By:  /s/ STEVEN A. LEBENSFELD
                                                --------------------------------
                                           Name:  Steven A. Lebensfeld
                                           Title:  CEO

                                           SHAREHOLDERS:

                                           BEST PHASE LIMITED

                                           By:  /s/ CHU KI KWAN
                                                --------------------------------
                                           Name:  Chu Ki Kwan
                                           Title:  President

                                           HARGO BARBADOS LIMITED

                                           By:  /s/ GREGORY A. HINKSON
                                                --------------------------------
                                           Name:  Gregory A. Hinkson
                                           Title:  Director

                                           By:  CIBC BANK AND TRUST COMPANY
                                                    (CAYMAN) LIMITED

                                                    Secretary

                                                    By:  /s/ NEAL GRIFFITH
                                                         -----------------------
                                                    Name:  Neal Griffith
                                                    Title:  Authorized Signatory


                   [Signatures continued on following page.]

                                                    By:  /s/ SHERENE BLACKETT
                                                          ---------------------
                                                    Name:  Sherene Blackett
                                                    Title:  Authorized Signatory

                                           /s/ STEVEN A. LEBENSFELD
                                               ---------------------------------
                                           STEVEN A. LEBENSFELD




                                           /s/ HARVEY GOLDBERG
                                               ---------------------------------
                                           HARVEY GOLDBERG

                                           Solely for purposes of Section 2.3:

                                           FEDER, KASZOVITZ, ISAACSON, WEBER,
                                           SKALA, BASS & RHINE LLP

                                           By:  /s/ GEOFFREY A. BASS
                                               ---------------------------------
                                           Name:  Geoffrey A. Bass
                                           Title:  Partner

                                           BROWN RAYSMAN MILLSTEIN FELDER &
                                           STEINER LLP


                                           By:  /s/ JOEL M. HANDEL
                                               ---------------------------------
                                           Name:  Joel M. Handel
                                           Title:  Partner

          [Continuation of Signature Page to Stock Purchase Agreement.]

                         INDEX TO EXHIBITS AND SCHEDULES

Exhibit A                             Form of Termination and Replacement of Manufacturing
                                      Agreement
Exhibit B                             Form of Termination of Agency Agreements
Exhibits C-1, C-2                     Forms of Employment Agreements
Exhibits D-1, D-2                     Forms of Employment Termination Agreements
Exhibit E                             Form of Registration Rights Agreement
Exhibit F                             Intentionally Omitted.
Exhibit G                             Form of Press Release
Exhibits H-1, H-2                     Term Sheets for Carmine Russo and Kenneth Price

Schedule I                            Shareholders, Etc.
Schedule 1.36                         Permitted Liens
Schedule 3.1                          Foreign Qualifications; Options, Etc.
Schedule 3.3                          Toymax Consents
Schedule 3.4                          Proceedings; Orders
Schedule 3.5                          Certain Liabilities of Toymax
Schedule 3.8                          Brokers, Etc.
Schedule 6.1                          Closing Condition Toymax Consents

                                   SCHEDULE I

                                       TO

                            STOCK PURCHASE AGREEMENT

                                  SHAREHOLDERS

    SHAREHOLDER                                     NUMBER OF SHARES
    -----------                                     ----------------
Best Phase Limited                                      5,730,335

Harvey Goldberg                                           137,333

Hargo Barbados Limited                                  1,116,833

Steven A. Lebensfeld                                    1,115,567

TOTAL                                                   8,100,068